FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION NOS. 333-128419 and 333-128419-01 through 333-128419-20

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 19, 2005)

Offer to Exchange

$125,000,000 8% Senior Subordinated Notes due 2013

for $125,000,000 8% Senior Subordinated Notes due 2013

that have been registered under the Securities Act of 1933

_______________________________

We are offering to exchange an aggregate principal amount of up to $125,000,000 of our new 8% Senior Subordinated Notes due 2013, which we refer to as the exchange notes, for a like amount of our outstanding 8% Senior Subordinated Notes dues 2013, which we refer to as the original notes, in a transaction registered under the Securities Act of 1933, as amended.

Terms of the exchange offer:

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.
•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.
•	We believe that the exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.
•

The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes, and (iii) the exchange notes will not contain provisions relating to liquidated damages relating to our registration obligations.

The exchange offer will expire at 5:00 p.m., New York City time, on October 27, 2005, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration of the exchange offer. You may withdraw any original notes tendered until the expiration of the exchange offer.

The exchange notes will not be listed on The New York Stock Exchange or any other securities exchange or quoted on the Nasdaq National Market or any other automated dealer quotation system.

For a discussion of factors you should consider in determining whether to tender your original notes, see the information under “Risk Factors” beginning on page 8 of this prospectus.

_______________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_______________________________

The date of this prospectus is September 29, 2005

In this prospectus, the terms “Gardner Denver,” “we,” “us,” and “our” refer to Gardner Denver, Inc. and its subsidiaries.

This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents that are incorporated by reference in this document, without charge, by requesting them in writing or by telephone.

Gardner Denver, Inc.

1800 Gardner Expressway

Quincy, Illinois 62305

(217) 222-5400

www.gardnerdenver.com

(All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.)

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

In order to receive timely delivery of requested documents, you should make your request no later than October 20, 2005, which is five business days before the expiration date of the exchange offer.

See “Where You Can Find More Information” beginning on page79.

i

FORWARD-LOOKING STATEMENTS

This prospectus and documents we incorporate by reference into this prospectus contain statements that do not directly or exclusively relate to historical facts. Such statements are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others (including those set forth under “Risk Factors”), could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements:

•	our ability to identify, negotiate and complete future acquisitions;
•	the speed with which we are able to integrate acquisitions and realize the related financial benefits;
•	our ability to maintain and to enter into key purchasing, supply and outsourcing relationships;
•	changes in our purchased material cost, including surcharges;
•	our ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources;
•	the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts;
•	the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for our petroleum products;
•	changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for our compressor and vacuum products;
•	pricing of our products;
•	the degree to which we are able to penetrate niche and international markets;
•	changes in currency exchange rates (primarily among the U.S. dollar, the euro and the British pound);
•	changes in interest rates;
•	our ability to attract and retain quality management personnel;
•	market performance of our pension plan assets and changes in discount rates used for actuarial assumptions in our pension and other postretirement obligation and expense calculations;
•	our continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against us;
•	the development and acceptance of our new product offerings;
•	the continued successful implementation and utilization of our electronic services; and
•	changes in laws and regulations, including accounting standards, tax requirements and interpretations or guidance related to the American Jobs Creation Act of 2004.

We do not undertake, and hereby disclaim, any duty to update these forward-looking statements, even though our situation and circumstances may change in the future.

ii

INCORPORATION BY REFERENCE

We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later will automatically supersede the information in this prospectus. Accordingly, the following documents we previously filed with the SEC are incorporated herein by reference; provided, however, we are not incorporating by reference any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which we filed with the SEC on March 15, 2005;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which we filed with the SEC on May 10, 2005;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, which we filed with the SEC on August 9, 2005;
•	Current Reports on Form 8-K, which we filed with the SEC on January 21, 2005, March 9, 2005, April 15, 2005, May 4, 2005, May 16, 2005, July 1, 2005, August 16, 2005, and September 19, 2005; and
•	Definitive Proxy Statement, which we filed with the SEC on March 15, 2005.

All documents and report that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this exchange offer shall be deemed incorporated into this prospectus. These documents are or will be available for future inspection or copying at the locations identified under the heading “Where You Can Find More Information.”

We will provide without charge to each person to whom this prospectus is delivered upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct request for documents to: 1800 Gardner Expressway, Quincy, Illinois 62305, telephone number (217) 222-5400, Attention: Investor Relations.

iii

SUMMARY

This summary may not contain all of the information that is important to you. You should read the entire prospectus and the documents incorporated and deemed to be incorporated by reference herein, including the consolidated financial statements and related notes and other financial data, before making an investment decision.

Summary Description of the Exchange Offer

On May 4, 2005, we issued $125,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2013, the original notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the original notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use all reasonable best efforts to commence the exchange offer within 150 days of the closing of the Thomas Industries acquisition, which occurred on July 1, 2005, and complete the exchange offer within 30 business days after commencement. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See "The Exchange Offer" for a more detailed description of the terms and conditions of the exchange offer and "Description of the Exchange Notes" for a more detailed description of the terms of the exchange notes.

The Exchange Offer

We are offering to exchange up to $125,000,000 aggregate principal amount of our new 8% Senior Subordinated Notes due 2013, which have been registered under the Securities Act, in exchange for your original notes. The form and terms of these exchange notes are identical in all material respects to the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

To exchange your original notes, you must properly tender them, and we must accept them. We will accept and exchange all original notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•     you are acquiring the exchange notes in the ordinary course of your business;

•     you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•     you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration of prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for original notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October 27, 2005, unless we extend the expiration date.
Accrued Interest on the Exchange Notes and the Original Notes

The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no interest has been paid, from the date of original issuance of the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions

The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer – Certain Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procures for Tendering Original Notes

Each holder of original notes that wishes to tender such holder’s original notes must either:

•     complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the original notes), to the exchange agent; or

•     if original notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

•     comply with the procedures set forth below under “-Guaranteed Delivery Procedures.”

Holders of original notes that tender original notes in the exchange offer must represent that the following are true:

•     the holder is acquiring the exchange notes in the ordinary course of its business;

•     the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•     the holder is not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

Do not send the letter of transmittal, certificates representing original notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We may reject your tender of original notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors – There are significant consequences if you fail to exchange your original notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Original Notes

If:

•     you beneficially own original notes;

•     those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

•     you wish to tender your original notes in the exchange offer,

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures

If you hold original notes in certificated form or if you own original notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those original notes but:

•     your original notes are not immediately available;

•     time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

you cannot complete the procedure for book-entry transfer on time,

you may tender your original notes pursuant to the procedures described in “The Exchange Offer – Procedures for Tendering Original Notes – Guaranteed Delivery.”

Withdrawal Rights

You may withdraw your tender of original notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer – Withdrawal Rights.”

Effect on Holders of Outstanding Original Notes

As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered original notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no liquidated or other damages payable under the registration rights agreement if original notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your original notes or we reject your tender, your original notes will remain outstanding and will be entitled to the benefit of the indenture governing the notes. Under such circumstances you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the original notes.

Any trading market for the original notes could be adversely affected if some but not all of the original notes are tendered and accepted in the exchange offer.

Material U.S. Federal Income and Estate Tax Consequences	Your exchange of original notes for exchange notes should not be treated as a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income and Estate Tax Consequences.”
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Acceptance of Original Notes and Delivery of Original Notes.

We will accept for exchange any and all original notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration date.

Exchange Agent

The Bank of New York Trust Company, N.A. is serving as exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in this prospectus under “The Exchange Offer – Exchange Agent” and in the letter of transmittal.

Summary Terms of the Exchange Notes

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the original notes, except that the exchange notes:

•	will be registered under the Securities Act;
•	will not bear restrictive legends restricting their transfer under the Securities Act;
•	will not be entitled to the registration rights that apply to the original notes; and
•	will not contain provisions relating to an increase in the interest rate borne by the original notes under circumstances related to the timing of the exchange offer.

The exchange notes represent the same debt as the original notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes as follows:

Issuer	Gardner Denver, Inc.
Notes Offered	$125,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2013.
Maturity	May 1, 2013.
Interest Payment Dates	May 1 and November 1 of each year, beginning on November 1, 2005.
Guarantees

The exchange notes will be unconditionally guaranteed, jointly and severally, by certain of our present and future domestic subsidiaries, all of which we refer to in this prospectus as the guarantors. If we cannot make payments required by the exchange notes, the guarantors must make them. The guarantees may be released under certain circumstances.

Ranking

The exchange notes and related guarantees will be unsecured senior subordinated obligations of us and the guarantors. They will rank equal to the original notes and behind all of our and the guarantors’ current and future indebtedness other than trade payables, except indebtedness that expressly provides that it is not senior to the exchange notes and the related guarantees. Assuming we had completed this offering on December 31, 2004, the exchange notes and the guarantees would have been subordinated to $532.1 million of our and our guarantors’ senior debt. As of such date, none of our debt would be junior to the exchange notes.

Optional Redemption

We may, at our option, redeem some or all of the exchange notes at any time on or after May 1, 2009 at the redemption prices listed under “Description of Exchange Notes — Optional Redemption”.

Prior to May 1, 2008, we may, at our option, redeem up to 35% of the exchange notes with the proceeds of certain sales of our equity at the redemption price listed under “Description of Exchange Notes —

Optional Redemption.” We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the exchange notes issued remains outstanding.

Prior to May 1, 2009, we may redeem the exchange notes at a price equal to 100% of the principal amount of the exchange notes plus a “make whole” premium as described under “Description of Exchange Notes — Optional Redemption.”

Mandatory Repurchase Offer

If we sell certain assets under certain circumstances or experience specific kinds of changes in control, we must offer to repurchase the exchange notes at the prices listed under “Description of Exchange Notes — Repurchase at the Option of Holders.”

Certain Covenants

We will issue exchange notes under an indenture with The Bank of New York Trust Company, N.A., which will initially act as trustee on your behalf. The indenture will, among other things, limit our ability and the ability of our subsidiaries to:

•     incur additional debt;

•     pay dividends or make other distributions or repurchase our capital stock or subordinated debt;

•     make certain investments;

•     create liens;

•     enter into certain types of transactions with affiliates;

•     restrict dividend or other payments by our restricted subsidiaries to us;

•     use assets as security in other transactions; and

•     sell certain assets or merge with or into other companies.

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes — Certain Covenants.”

Exchange Offer; Registration Rights

Pursuant to a registration rights agreement with the initial purchasers, we and the guarantors granted the holders of the original notes certain exchange and registration rights with respect to those notes. We and the guarantors agreed that we would:

•     file the registration statement of which this prospectus is a part not later than September 29, 2005;

•     use reasonable best efforts to cause the registration statement to become effective under the Securities Act not later than November 28, 2005; and

•     use reasonable best efforts to consummate an exchange offer within 30 business days after the effective date of the registration statement.

In addition, under certain circumstances, we and the guarantors may be required to file a shelf registration statement for the resale of the original notes or exchange notes.

If we do not comply with our obligations under the registration rights agreement, we and the guarantors will be required to pay liquidated damages to holders of the original notes or exchange notes under certain circumstances. See “Description of Exchange Notes — Registration Rights; Liquidated Damages.” Whether or not you exchange your original notes for exchange notes will not affect our and the guarantors’ obligation to pay liquidated damages, if any.

Absence of an Established Public Market for the Exchange Notes

The original notes are presently eligible for trading through the PORTAL Marketsm of the Nasdaq Stock Market, Inc., but the exchange notes will be new securities for which there is currently no market. We do not intend to apply for a listing of the exchange notes on any securities exchange or to seek their quotation on any automated dealer quotation system. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

You should refer to “Risk Factors” beginning on page 8 for an explanation of certain risks before deciding to participate in the exchange offer.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information included or incorporated by reference in this prospectus before deciding to participate in the exchange offer described in this prospectus. The following risks relate principally to your participation or failure to participate in the exchange offer and ownership of our exchange notes. Other risks relating principally to our business in general and the industry in which we operate are described in the information incorporated by reference, including without limitation our preliminary prospectus filed as Exhibit 99.1 to our current report on Form 8-K dated April 15, 2005. Our business, financial condition or results of operations could be materially adversely affected due to any of these risks.

Risks Relating to the Exchange Offer

There are significant consequences if you fail to exchange your original notes.

We did not register the original notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the original notes may only be transferred in limited circumstances in compliance with the securities laws. If you do not exchange your original notes in the exchange offer, you will lose your right to have the original notes registered under the Securities Act, subject to certain limitations. If you continue to hold original notes after the exchange offer, you may be unable to sell the original notes. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.

You cannot be sure that an active trading market for the exchange notes will develop.

While the original notes are presently eligible for trading in the PORTAL Marketsm, the exchange notes will constitute a new issue of securities with no established trading market. We do not intend to apply for a listing of the exchange notes on any securities exchange or to seek their quotation on any automated dealer quotation system. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchanges notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

You must follow the appropriate procedures to tender your original notes or they will not be exchanged.

The exchange notes will be issued in exchange for the original notes only after timely receipt by the exchange agent of the original notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of original notes for exchange. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the original notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the securities act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution.”

Risks Relating to the Exchange Notes

Our substantial indebtedness could adversely affect our financial health.

We have substantial indebtedness. As of December 31, 2004, on an as adjusted basis to give effect to the consummation of the Thomas Industries acquisition and the related financing transactions, we would have had approximately $657.1 million of indebtedness. Our high level of debt could have a significant adverse future effect on our business. For example:

•	we may have limited ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes;
•

a substantial portion of our cash flow may be used to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other purposes;

•	we may be more vulnerable to adverse changes in general economic, industry and competitive conditions;
•

our high debt level and the various covenants contained in our amended and restated senior credit facility, the indenture governing the exchange notes and the documents governing our other existing indebtedness may place us at a relative competitive disadvantage as compared to some of our competitors; and

•	borrowings under our amended and restated credit facility bear interest at floating rates, which could result in higher interest expense in the event of an increase in interest rates.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more indebtedness, which may increase the risks created by our substantial indebtedness.

The terms of our amended and restated credit facility and the indenture governing the exchange notes do not fully prohibit us or our subsidiaries from incurring additional indebtedness. If we or our subsidiaries are in compliance with the financial covenants set forth in these agreements, we and our subsidiaries may be able to incur substantial additional indebtedness. If we or any of our subsidiaries incur additional indebtedness, the related risks that we and they now face may intensify.

We may not be able to generate a sufficient amount of cash flow to meet our debt obligations, including the exchange notes.

Our ability to make scheduled payments or to refinance our obligations with respect to the exchange notes and our other indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt obligations, we could face substantial liquidity problems and may be forced to reduce or delay scheduled expansions and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt obligations and other obligations, we cannot assure you as to the terms of any such transaction or how quickly, if at all, any such transaction could be completed.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation.

Your right to receive payments on the exchange notes and the guarantees is junior to all of our and the guarantors’ senior indebtedness.

The exchange notes and the guarantees are contractually junior in right of payment to all of the guarantors’ existing and future senior indebtedness. As of December 31, 2004, on a pro forma basis after giving effect to the Thomas Industries acquisition and the related financing transactions, the exchange notes and the guarantees would have been subordinated to $532.1 million of senior indebtedness. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy or similar proceeding relating to us or the guarantors, or if there is a payment default under, or an acceleration of, any senior indebtedness, the holders of our and the guarantors’ senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes or the guarantees. Accordingly, we and the guarantors may not have enough assets remaining after payments to holders of senior indebtedness to pay you.

In addition, all payments on the exchange notes and the guarantees will be blocked in the event of a payment default or certain other defaults in respect of designated senior indebtedness unless such indebtedness has been repaid in full or the default has been cured or waived. Further, all payments on the exchange notes and the guarantees may be prohibited for up to 179 of 360 consecutive days in the event of certain non-payment defaults on such senior indebtedness.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange notes will participate with all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior indebtedness. Because we have agreed that our senior indebtedness must be paid first, you may receive proportionately less than other unsubordinated creditors, including trade creditors, in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the exchange notes may therefore receive ratably less than other creditors.

The restrictive covenants in our amended and restated credit facility and the indenture governing the exchange notes and any of our future indebtedness could adversely restrict our financial and operating flexibility and subject us to other risks.

Our amended and restated credit facility and the indenture governing the exchange notes contain affirmative and negative covenants that limit our and our subsidiaries’ ability to take certain actions. Our amended and restated credit facility will require us to maintain specified financial ratios and satisfy other financial conditions. Our amended and restated credit facility and the indenture governing the exchange notes will also restrict, among other things, our and our subsidiaries’ ability to:

•	incur additional debt;
•	pay dividends or make other distributions or repurchase our capital stock or subordinated debt;
•	make certain investments;
•	create liens;
•	enter into certain types of transactions with affiliates;
•	restrict dividend or other payments by our restricted subsidiaries to us;
•	use assets as security in other transactions; and
•	sell certain assets or merge with or into other companies.

These restrictions may limit our ability to operate our businesses and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise. The breach of any of these covenants by us or the failure by us to meet any of these conditions could result in a default under any or all of such indebtedness. Our ability to continue to comply with such agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. In addition, upon the occurrence of an event of default under our debt agreements, all of the amounts outstanding thereunder, together with accrued interest, could become immediately due and payable.

We may not have sufficient funds or be permitted by our amended and restated credit facility to purchase the exchange notes upon a change in control.

Upon a change in control, we will be required to make an offer to purchase all outstanding exchange notes. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change in control to make an required repurchases of exchange notes, or that restrictions in our amended and restated credit facility or other indebtedness we may incur in the future would permit us to make the required repurchases. In addition, a change in control may constitute an event of default under our amended and restated credit facility. A default under our amended and restated credit facility could result in a default under the indenture governing the exchange notes if the lenders accelerate the debt under our amended and restated senior credit facility.

The exchange notes and the guarantees may not be enforceable because of fraudulent conveyance laws.

The exchange notes and the guarantees may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. Generally, under these laws, if in such a case or lawsuit a court were to find that at the time we issued the original notes, the exchange notes or a subsidiary of ours issued a guarantee:

•	we issued the original notes, the exchange notes or such subsidiary issued a guarantee with the intent of hindering, delaying or defrauding current or future creditors; or
•

we or any guarantor received less than reasonably equivalent value of fair consideration for issuing the original notes, the exchange notes or a guarantee of the exchange notes, as the case may be, and we or such guarantor:

•	were insolvent or were rendered insolvent by reason of the issuance of the original notes, the exchange notes or such guarantee;
•

were engaged, or were about to engage, in a business or transaction for which our, or such guarantor’s, remaining assets constituted unreasonably small capital to carry on our or such guarantor’s business; or

•

intended to incur, or believed that we, or such guarantor, would incur indebtedness or other obligation beyond the ability to pay such indebtedness or obligation as it matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then the court could void the exchange notes or such guarantee, as the case may be, or subordinate the amounts owing under the exchange notes or such guarantee to our presently existing or future indebtedness or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred indebtedness or issued a guarantee:

•	it could not pay its debt or contingent liabilities as they become due;

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or
•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

If an exchange note or guarantee is voided as a fraudulent conveyance or is found to be unenforceable for any other reason, you will not have a claim against us or such guarantor.

We believe that at the time of the issuance of the original notes, the exchange notes and related guarantees, neither we nor any of the guarantors were nor will be insolvent or rendered insolvent by the issuance of the original notes, the exchange notes or such guarantee, and that neither we nor any of the guarantors will be lacking sufficient capital to operate effectively or be unable to pay obligations on the original notes, the exchange notes or such guarantee as they mature or become due.

GARDNER DENVER, INC.

We are a leading designer, manufacturer and marketer of highly engineered air compressors, liquid ring pumps, blowers and certain fluid transfer products. Our products primarily are used to move fluids, gases or solids through the application of pressure, vacuum or other mechanical influences, often in highly demanding applications or environments. Our compressors, liquid ring pumps and blowers are used in a broad range of industrial applications and our fluid transfer products are used primarily for oil and natural gas well drilling, servicing, production and transfer as well as for industrial cleaning and maintenance.

We sell our products and services globally to customers in diverse industries around the world. The following charts reflect our consolidated revenue mix by industries served and geographic regions for 2004 on a combined basis as if Syltone, Nash Elmo and Thomas Industries had been acquired at the beginning of 2004.

Combined — Industries Served(1)	Combined — Geographic Regions

(1)  Thomas Industries’ information based on OEM sales, which represent approximately 76% of Thomas Industries’ total sales.

_______________

Our principal executive offices are located at 1800 Gardner Expressway, Quincy, Illinois 62305, and our telephone number is (217) 222-5400. Our website address is www.gardnerdenver.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING OF THE ORIGINAL NOTES AND THE EXCHANGE OFFER

In connection with the Thomas Industries acquisition, we issued the original notes on May 4, 2005. We applied the proceeds from the offering of the original notes, together with the proceeds from a concurrent common stock offering, borrowings under our amended and restated credit facility and available cash, to finance the acquisition, repay approximately $26.9 million of our other long term debt and pay related fees and expenses.

The original notes are, and the exchange notes we are offering in the exchange offer will be, guaranteed by certain of our present and future domestic subsidiaries. Simultaneously with the private placement of the original notes, the subsidiary guarantors and Gardner Denver entered into a registration rights agreement on May 4, 2005 with the initial purchasers of the original notes. Under the registration rights agreement, we agreed to file the registration statement of which this prospectus is a part on or before September 29, 2005, use our reasonable best efforts to cause the registration statement to become effective no later than November 28, 2005, and to deliver this prospectus to the holders of the original notes. We agreed to use our reasonable best efforts to complete the exchange offer on or before the date that is 30 business days after the effective date of the registration statement. If we do not meet our obligations under the registration statement, we must pay liquidated damages to the holders of the original notes until we have cured our default as described under “Description of the Exchange Notes—Registration Rights; Liquidated Damages”. Pursuant to the exchange offer, you may exchange your original notes for exchange notes, which have substantially the same terms as the original notes. You should read the discussion under the heading “Summary—The Exchange Notes” and “Description of the Exchange Notes” for further information regarding the exchange notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of our earnings to fixed charges for the periods indicated. We have computed these ratios by dividing earnings available for fixed charges (income before income taxes plus fixed charges) by fixed charges (interest expense plus that portion of rental expenses deemed to represent interest).

	For the Six Months Ended June 30,		For the Year Ended
	2005	2004	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	4.2	6.0	5.1	6.0	4.9	5.5	4.5

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the original notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes—Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Harris Nesbitt Corp., NatCity Investments, Inc., Mitsubishi Securities International plc, Piper Jaffray & Co., and Scotia Capital (USA) Inc. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the original notes with the SEC no later than 90 days after the consummation of the Thomas Industries acquisition;
•

use our reasonable best efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than 150 days after the date of the consummation of the Thomas Industries acquisition; and

•	commence and use our reasonable best efforts to consummate the exchange offer no later than the 30th business day after the registration statement was declared effective by the SEC.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If we fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay liquidated damages to the holders of the original notes. A copy of the registration rights agreement has been filed with the SEC as Exhibit 10.2 to our Current Report on Form 8-K dated and filed on May 4, 2005, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes:

•	will be registered under the Securities Act;
•	will not bear restrictive legends restricting their transfer under the Securities Act;
•	will not be entitled to the registration rights that apply to the original notes; and
•	will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.

The exchange offer is not extended to original note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We are offering to exchange up to $125,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes. The original notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for original notes properly tendered and accepted, we will issue a like total principal amount of up to $125,000,000 in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about September 29, 2005, to all holders of original notes known to us. Our obligation to accept original notes to be exchanged in the exchange offer is subject to the conditions described below under the heading “—Certain Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of original notes. As of the date of this prospectus, $125,000,000 aggregate principal amount of original notes are outstanding.

Original notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

Holders of the original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your original notes or if you tender original notes that we do not accept, your original notes will remain outstanding. Any original notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such original notes. See “Risk Factors—There are significant consequences if you fail to exchange your original notes” for more information regarding original notes outstanding after the exchange offer.

After the expiration date, we will return to the holder any tendered original notes that we did not accept for exchange.

None of us, our board of directors or our management recommends that you tender or not tender original notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of original notes to tender.

The expiration date is 5:00 p.m., New York City time, on October 27, 2005, or such later date and time to which we extend the exchange offer.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the original notes;
•	to terminate the exchange offer and not accept any original notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;
•	to extend the expiration date of the exchange offer and retain all original notes tendered in the exchange offer other than those notes properly withdrawn; and
•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the original notes disclosing the change and extend the exchange offer.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

Acceptance of Original Notes for Exchange and Issuance of Original Notes

As promptly as practicable after the expiration date, we will accept all original notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged original notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered original notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of original notes, letters of transmittal and related documents.

In tendering original notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer original notes;
•	we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the original notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the original notes.

Procedures for Tendering Original Notes

Valid Tender

When the holder of original notes tenders, and we accept, original notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender original notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including original notes), to the exchange agent, The Bank of New York Trust Company, N.A., at the address set forth below under the heading “—Exchange Agent;”

•

if original notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with DTC to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent,” or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the original notes and the letter of transmittal;
•

the exchange agent must receive a timely confirmation of the book-entry transfer of the original notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If you beneficially own original notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your original notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the original notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your original notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all original notes that you hold.

The method of delivery of the certificates for the original notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;
•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;
•	a credit union;
•	a national securities exchange, registered securities association or clearing agency; or
•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Book-Entry Transfers

For tenders by book-entry transfer of original notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender original notes. Accordingly, any participant in DTC may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of original notes to effect delivery of original notes through book-entry transfer at DTC, either:

•

the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent;” or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender original notes in the exchange offer and (1) the certificates for the original notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the original notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;
•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date;
•	setting forth the name and address of the holder of the original notes being tendered and the amount of the original notes being tendered;
•	stating that the tender is being made; and
•

guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for the original notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered original notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

Our acceptance of properly tendered original notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of original notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;
•	to waive any of the conditions of the exchange offer; and
•	to waive any condition or irregularity in the tender of original notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Resales of Exchange Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of Gardner Denver. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering original notes, the holder, other than participating broker-dealers, as defined below, of those original notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;
•

neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of Gardner Denver.

If any holder or any such other person is an “affiliate” of Gardner Denver or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired original notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the original notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the original notes to be withdrawn;
•	identify the original notes to be withdrawn, including the total principal amount of original notes to be withdrawn;
•	where certificates for original notes are transmitted, list the name of the registered holder of the original notes if different from the person withdrawing the original notes;
•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;
•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures original notes to the exchange agent, you must submit the serial numbers of the original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of original notes tendered for the account of an eligible institution. If you tendered original notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, original notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of original notes tendered by book-entry transfer through DTC, the original notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn original notes will be returned to the holder after withdrawal. The original notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn original notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Certain Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any such original notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we, as soon as practicable after such determination, use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the original notes to be filed and declared effective by the SEC.

Exchange Agent

We appointed The Bank of New York Trust Company, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number as follows:

By Registered or Certified Mail,
Hand Delivery or Overnight Delivery:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street - 7 East
New York, New York 10286
Attn: Mr. Kin Lau

Facsimile Transmissions: (212) 298-1915 Telephone Number: (212) 815-3750 Attn: Mr. Kin Lau

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of original notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of original notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Original Notes

Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the confidential offering memorandum dated May 4, 2005 relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Original Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and
•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of Gardner Denver;
•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Gardner Denver” refers only to Gardner Denver, Inc. and not to any of its subsidiaries.

Gardner Denver issued the original notes, and will issue the exchange notes, under an indenture among itself, the Guarantors and The Bank of New York Trust Company, N.A., as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The terms of the exchange notes are the same as the terms of the original notes, except that (i) the exchange notes will be registered under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the registration rights agreement and (iv) the exchange notes will not contain provisions relating to liquidated damages in connection with the original notes under the circumstances related to the timing of the exchange offer.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the exchange notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Exchange Notes and the Subsidiary Guarantees

The Exchange Notes

The exchange notes:

•	will be general unsecured obligations of Gardner Denver;
•	will be subordinated in right of payment to all existing and future Senior Debt of Gardner Denver, including all Obligations under the Credit Agreement;
•	will be pari passu in right of payment with any future senior subordinated Indebtedness of Gardner Denver; and
•	will be unconditionally guaranteed, jointly and severally, by the Guarantors on a senior subordinated basis.

Capital Stock of certain of our subsidiaries have been pledged to secure our obligations to our secured creditors. In the event that our secured creditors exercise their rights with respect to their pledged assets, our secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the exchange notes.

The Subsidiary Guarantees

The exchange notes will be guaranteed by each of Gardner Denver’s existing and future Domestic Subsidiaries that are Wholly-Owned Subsidiaries, other than Immaterial Subsidiaries.

Each guarantee of the exchange notes:

•	will be a general unsecured obligation of the Guarantor;
•	will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor including the guarantee of that Guarantor under the Credit Agreement; and

•	will be pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

Not all of our Subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Gardner Denver. Pro forma as if the Nash Elmo and Thomas Industries acquisitions had occurred on January 1, 2004, the non-guarantor Subsidiaries would have held 19% of Gardner Denver’s consolidated total assets as of December 31, 2004 and would have generated 57% of Gardner Denver’s consolidated revenues for the year ended December 31, 2004. The indenture will permit Gardner Denver and its Subsidiaries to incur additional Indebtedness including Senior Debt.

As of August 31, 2005, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the exchange notes.

Principal, Maturity and Interest

Gardner Denver will issue up to $125.0 million in aggregate principal amount of exchange notes in this exchange offer. Gardner Denver may issue an unlimited amount of additional exchange notes from time to time after this offering subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The exchange notes and any additional exchange notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Gardner Denver will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on May 1, 2013.

Interest on the exchange notes will accrue at the rate of 8% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2005. Interest on overdue principal and interest and Liquidated Damages will accrue at a rate that is 1% higher than the then applicable interest rate on the exchange notes. Gardner Denver will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

If a holder of exchange notes has given wire transfer instructions to Gardner Denver, Gardner Denver will pay all principal, interest and premium, if any, on that holder’s exchange notes in accordance with those instructions. All other payments on the exchange notes will be made at the office or agency of the paying agent and registrar, unless Gardner Denver elects to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Exchange Notes

The trustee will initially act as paying agent and registrar. The office of the trustee is currently located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois. Gardner Denver may change the paying agent or registrar without prior notice to the holders of the exchange notes, and Gardner Denver or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. Gardner Denver is not required to transfer or exchange any note selected for redemption. Also, Gardner Denver is not required to transfer or exchange any note for a period of 15 days before a selection of exchange notes to be redeemed.

Subsidiary Guarantees

The exchange notes will be unconditionally guaranteed by each of Gardner Denver’s existing and future Domestic Subsidiaries that are Wholly-Owned Subsidiaries, other than Immaterial Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Gardner Denver or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and
(2)	either:

(a)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b)   the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Gardner Denver or a Restricted Subsidiary of Gardner Denver, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)   in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Gardner Denver or a Restricted Subsidiary of Gardner Denver, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)   if Gardner Denver designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)   upon legal defeasance or satisfaction and discharge of the exchange notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

Subordination

The payment of principal, interest and premium and Liquidated Damages, if any, on the exchange notes will be subordinated to the prior payment in full of all Senior Debt of Gardner Denver, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowable claim) before the holders of exchange notes will be entitled to receive any payment with respect to the exchange notes (except that holders of exchange notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge” so long as the trust was created in accordance with all relevant conditions specified in the indenture at the time it was created), in the event of any distribution to creditors of Gardner Denver:

(1)	in a liquidation or dissolution of Gardner Denver;

(2)   in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Gardner Denver or its property;

(3)	in an assignment for the benefit of creditors; or
(4)	in any marshaling of Gardner Denver’s assets and liabilities.

Gardner Denver also may not make any payment in respect of the exchange notes (except in Permitted Junior Securities or from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge” so long as the trust was created in accordance with all relevant conditions specified in the indenture at the time it was created) if:

(1)   a payment default on Designated Senior Debt occurs (whether at maturity, due to acceleration, or otherwise) and is continuing; or

(2)   any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Gardner Denver, a representative of the holders of any Designated Senior Debt or the administrative agent under the Credit Agreement.

Payments on the exchange notes may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)   in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which the trustee receives notice from all representatives of all applicable Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated and such acceleration has not been effectively rescinded.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

If the trustee or any holder of the exchange notes receives a payment in respect of the exchange notes (except in Permitted Junior Securities or from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) in contravention of these subordination provisions prior to payment in full of all Obligations due in respect of Senior Debt (including without limitation, interest after the commencement of any bankruptcy proceedings at the rate specified in the applicable Senior Debt, whether or not such interest is an allowable claim) the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt (on a pro rata basis based on the aggregate amount of the Senior Debt) or their proper representative.

Gardner Denver must promptly notify holders of Senior Debt if payment of the exchange notes is accelerated because of an Event of Default (which notice must be provided at least five business days prior to the payment of the exchange notes).

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Gardner Denver, holders of exchange notes may recover less ratably than creditors of Gardner Denver who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of exchange notes may recover less ratably than trade creditors of Gardner Denver. See “Risk Factors — Your right to receive payments on the exchange notes and the guarantees is junior to all of our and the guarantors’ Senior indebtedness.”

Optional Redemption

At any time prior to May 1, 2008, Gardner Denver may on any one or more occasions redeem up to 35% of the aggregate principal amount of exchange notes issued under the indenture (including any additional exchange notes issued after the issue date) at a redemption price of 108% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to, but excluding, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)   at least 65% of the aggregate principal amount of exchange notes originally issued (including any additional exchange notes issued after the issue date) under the indenture (excluding exchange notes held by Gardner Denver and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 45 days of the date of the closing of such Equity Offering.

At any time prior to May 1, 2009, Gardner Denver may also redeem all or part of the exchange notes, upon not less than 30 or more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of exchange notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, but excluding, the redemption date, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date.

On or after May 1, 2009, Gardner Denver may redeem all or a part of the exchange notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the exchange notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	104.000%
2010	102.000%
2011 and thereafter	100.000%

Unless Gardner Denver defaults in the payment of the redemption price, interest will cease to accrue on the exchange notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Gardner Denver is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of exchange notes will have the right to require Gardner Denver to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s exchange notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Gardner Denver will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the exchange notes repurchased, to, but excluding, the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following the date on which Gardner Denver becomes aware that a Change of Control has occurred, Gardner Denver will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Gardner Denver will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Gardner Denver will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance. Notwithstanding the foregoing, Gardner Denver will not be obligated to purchase the exchange notes upon a Change of Control if Gardner Denver has exercised its right to redeem all of the exchange notes as set forth under “— Optional Redemption” above.

On the Change of Control Payment Date, Gardner Denver will, to the extent lawful:

(1)   accept for payment all exchange notes or portions of exchange notes properly tendered pursuant to the Change of Control Offer;

(2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions of exchange notes properly tendered; and

(3)   deliver or cause to be delivered to the trustee the exchange notes properly accepted together with an officers’ certificate stating the aggregate principal amount of exchange notes or portions of exchange notes being purchased by Gardner Denver.

The paying agent will promptly mail to each holder of exchange notes properly tendered the Change of Control Payment for such exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Gardner Denver will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of exchange notes required under the indenture. Gardner Denver will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Gardner Denver to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the exchange notes to require that Gardner Denver repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control repurchase feature is a result of negotiations between Gardner Denver and the initial purchasers. Gardner Denver’s management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Gardner Denver will do so in the future. Subject to certain covenants described below, Gardner Denver could, in the future, enter into transactions including acquisitions, refinancings or other recapitalizations that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect Gardner Denver’s capital structure or credit ratings.

The Credit Agreement provides that the occurrence of certain events that would constitute a Change of Control constitute a default under the Credit Agreement and requires that any outstanding debt under that facility be repaid upon the occurrence of certain of the events that would constitute a Change of Control.

Gardner Denver will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Gardner Denver and purchases all exchange notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Gardner Denver and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require Gardner Denver to repurchase its exchange notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of Gardner Denver and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)   Gardner Denver (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)   at least 75% of the consideration received in the Asset Sale by Gardner Denver or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)   any liabilities of Gardner Denver or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and as a result of which Gardner Denver or such Restricted Subsidiary is unconditionally released from further liability;

(b)   any securities, exchange notes or other obligations received by Gardner Denver or any such Restricted Subsidiary from such transferee that are within 90 days, converted by Gardner Denver or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)   in connection with the sale of a business or a Subsidiary, accounts receivable of the business or Subsidiary being sold which are retained by Gardner Denver or one of its Restricted Subsidiaries following the Asset Sale; provided that at the time of such sale such accounts receivable are not past due more than 60 days and do not have a payment date more than 90 days from the date of the related invoice; and

(d)   any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Gardner Denver (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(1)   to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)   to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Gardner Denver;

(3)	to make a capital expenditure; or

(4)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business,

or enter into a binding commitment regarding clauses (2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such acquisitions or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365 day period. If such acquisition or expenditure is not consummated on or before such 180th day and Gardner Denver or such Restricted Subsidiary shall not have applied such Net Proceeds as described in clauses (2)-(4) of this paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds.

Pending the final application of any Net Proceeds, Gardner Denver may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, Gardner Denver will make an Asset Sale Offer to all holders of exchange notes and to all holders of other Indebtedness that is pari passu with the exchange notes and contains provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of exchange notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to, but excluding, the date of purchase, and will be payable in cash (subject to the right of holders to receive interest due on the relevant interest payment date). If any Excess Proceeds remain after consummation of an Asset Sale Offer, Gardner Denver may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of exchange notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the exchange notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Gardner Denver will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Gardner Denver will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Gardner Denver’s outstanding Senior Debt, including the Credit Agreement, provides that certain change of control or asset sale events with respect to Gardner Denver would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Gardner Denver becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Gardner Denver is prohibited from purchasing exchange notes, Gardner Denver could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If Gardner Denver does not obtain such a consent or repay such borrowings, Gardner Denver will remain prohibited from purchasing exchange notes. In such case, Gardner Denver’s failure to purchase tendered exchange notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of exchange notes.

Selection and Notice

If less than all of the exchange notes are to be redeemed at any time, the trustee will select exchange notes for redemption as follows:

(1)   if the exchange notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

(2)   if the exchange notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No exchange notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the exchange notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of exchange notes upon cancellation of the original note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)   declare or pay any dividend or make any other payment or distribution on account of Gardner Denver’s or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of Gardner Denver’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Gardner Denver and other than dividends or distributions payable to Gardner Denver or a Restricted Subsidiary of Gardner Denver);

(2)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of Gardner Denver or any direct or indirect parent of Gardner Denver;

(3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Gardner Denver or any Guarantor that is contractually subordinated to the exchange notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among Gardner Denver and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)   Gardner Denver would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and

(3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Gardner Denver and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)   50% of the Consolidated Net Income of Gardner Denver for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Gardner Denver’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)   100% of the aggregate net cash proceeds received by Gardner Denver after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Gardner Denver including the payment of the exercise price of options and warrants (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Gardner Denver that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Gardner Denver); plus

(c)   to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)   to the extent that any Unrestricted Subsidiary of Gardner Denver designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Gardner Denver’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e)   50% of any dividends received by Gardner Denver or a Restricted Subsidiary of Gardner Denver that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Gardner Denver, to the extent that such dividends were not otherwise included in Consolidated Net Income of Gardner Denver for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Gardner Denver) of, Equity Interests of Gardner Denver (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Gardner Denver; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)   the defeasance, redemption, repurchase or other acquisition of Indebtedness of Gardner Denver or any Guarantor that is contractually subordinated to the exchange notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)   the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Gardner Denver to the holders of its Equity Interests on a pro rata basis;

(5)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Gardner Denver or any Restricted Subsidiary of Gardner Denver held by any current or former officer, director, employee or consultant of Gardner Denver or any Restricted Subsidiary (or any permitted transferees of such persons) of Gardner Denver pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, executive repurchase program or similar agreement or program; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period, provided that Gardner Denver may carry forward and make in a subsequent twelve-month period, in addition to the amounts permitted for such twelve-month period, the amount of such repurchase, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period up to a maximum of $2.5 million in any twelve-month period;

(6)   the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Gardner Denver or any Restricted Subsidiary of Gardner Denver issued on or after the date of the indenture in accordance with the Fixed Charge Coverage test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”

(8)   the making of cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $2.5 million in any twelve-month period;

(9)   the repayment of intercompany debt, the incurrence of which was permitted pursuant to the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10)        payments made in connection with the Thomas Industries Acquisition pursuant to the terms of the Merger Agreement;

(11)        satisfaction of change of control obligations on subordinated obligations once Gardner Denver has fulfilled its obligations relating to a Change of Control under the indenture; and

(12)        other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Gardner Denver or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Gardner Denver will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Gardner Denver may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries or Gardner Denver may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Gardner Denver’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)   the incurrence by Gardner Denver and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Gardner Denver and its Restricted Subsidiaries thereunder) not to exceed $650.0 million less (i) the aggregate amount of all Net Proceeds of Asset Sales applied by Gardner Denver or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and (ii) the amount of any Indebtedness of a Receivables Subsidiary outstanding under clause (12) below;

(2)   the incurrence by Gardner Denver and its Restricted Subsidiaries of the Existing Indebtedness;

(3)   the incurrence by Gardner Denver and the Guarantors of Indebtedness represented by the exchange notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)   the incurrence by Gardner Denver or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, synthetic leases or the Attributable Debt with respect to sale and leaseback transactions, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Gardner Denver or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $25.0 million and 3.5% of Consolidated Tangible Assets at any time outstanding;

(5)   the incurrence by Gardner Denver or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (13) of this paragraph;

(6)   the incurrence by Gardner Denver or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Gardner Denver and any of its Restricted Subsidiaries; provided, however, that:

(a)   if Gardner Denver or any Guarantor is the obligor on such Indebtedness and the payee is not Gardner Denver or a Guarantor, such Indebtedness must be subordinated to the exchange notes, in the case of Gardner Denver, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Gardner Denver or a Restricted Subsidiary of Gardner Denver and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Gardner Denver or a Restricted Subsidiary of Gardner Denver, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Gardner Denver or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)   the issuance by any of Gardner Denver’s Restricted Subsidiaries to Gardner Denver or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Gardner Denver or a Restricted Subsidiary of Gardner Denver; and

(b)   any sale or other transfer of any such preferred stock to a Person that is not either Gardner Denver or a Restricted Subsidiary of Gardner Denver,

(c)   will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)   the incurrence by Gardner Denver or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation;

(9)   the guarantee by Gardner Denver or any of the Guarantors of Indebtedness of Gardner Denver or a Restricted Subsidiary of Gardner Denver that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the exchange notes, then the guarantee shall be subordinated or pari passu to the same extent as the Indebtedness guaranteed;

(10)        the incurrence by Gardner Denver or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds, completion guarantees or similar arrangements in the ordinary course of business;

(11)        the incurrence by Gardner Denver or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)        the incurrence by any Receivables Subsidiary of Indebtedness pursuant to a Qualified Receivables Transaction;

(13)        Indebtedness of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Gardner Denver (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by Gardner Denver); provided, however, that Indebtedness outstanding at any time under this clause (13) shall not exceed $20.0 million;

(14)        Indebtedness arising from agreements of Gardner Denver or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any businesses or assets of Gardner Denver or any Restricted Subsidiary otherwise permitted in accordance with the indenture; and

(15)        the incurrence by Gardner Denver or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $35.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Gardner Denver will be permitted to classify such item of Indebtedness on the date of its incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses or the first paragraph of this covenant, although Gardner Denver may divide and classify an item of Indebtedness in more than one of the types of Indebtedness, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant, except that Indebtedness under Credit Facilities outstanding on the date on which exchange notes are first issued and authenticated under the indenture and Indebtedness under the Credit Facility incurred on the date of the consummation of the Thomas Industries Acquisition will be deemed to have been incurred on such dates in reliance on the exception provided by clause (1) of the definition of “Permitted Debt”. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified

Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Gardner Denver as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Gardner Denver or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such asset at the date of determination; and
(b)	the amount of the Indebtedness of the other Person.

No Layering of Debt

Gardner Denver will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Gardner Denver and senior in right of payment to the exchange notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Subsidiary Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Sale and Leaseback Transactions

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction unless:

(1)   Gardner Denver or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens” and

(2)   the sale and leaseback transaction is made in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)   pay dividends or make any other distributions on its Capital Stock to Gardner Denver or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Gardner Denver or any of its Restricted Subsidiaries;

(2)	make loans or advances to Gardner Denver or any of its Restricted Subsidiaries; or

(3)   sell, lease or transfer any of its properties or assets to Gardner Denver or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(4)   the Credit Agreement and related agreements and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements as of the later of the date thereof or the date of the indenture;

(5)   agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(6)	the indenture, the exchange notes and the Subsidiary Guarantees;

(7)   applicable law, rule, regulation or order, regulatory approval, license, permit or similar restriction;

(8)   any instrument governing Indebtedness or Capital Stock of a Person acquired by Gardner Denver or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(9)   customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(10)        purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(11)        any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(12)        Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(13)        Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(14)        provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(15)        encumbrances on property that exist at the time the property was acquired by Gardner Denver or any of its Restricted Subsidiaries;

(16)        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(17)        Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary.

Merger, Consolidation or Sale of Assets

Gardner Denver may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Gardner Denver is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Gardner Denver and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)   either: (a) Gardner Denver is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Gardner Denver) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)   the Person formed by or surviving any such consolidation or merger (if other than Gardner Denver) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Gardner Denver under the exchange notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)   Gardner Denver or the Person formed by or surviving any such consolidation or merger (if other than Gardner Denver), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Gardner Denver may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)   a merger of Gardner Denver with an Affiliate solely for the purpose of reincorporating Gardner Denver in another jurisdiction; or

(2)   any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Gardner Denver and any Guarantor.

Transactions with Affiliates

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Gardner Denver (each, an “Affiliate Transaction”), unless:

(1)   such Affiliate Transaction is on terms that are no less favorable to Gardner Denver or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by Gardner Denver or such Restricted Subsidiary with an unrelated Person; and

(2)	Gardner Denver delivers to the trustee:

(a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Gardner Denver or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)   any employment agreement, employee benefit plan, officer and director indemnification agreement, consulting agreement or any similar arrangement entered into by Gardner Denver or any of its Restricted Subsidiaries in the ordinary course of business;

(2)   transactions (including a merger) between or among Gardner Denver and/or its Restricted Subsidiaries;

(3)   transactions with a Person (other than an Unrestricted Subsidiary of Gardner Denver) that is an Affiliate of Gardner Denver solely because Gardner Denver owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees;

(5)   any issuance of Equity Interests (other than Disqualified Stock) of Gardner Denver to Affiliates of Gardner Denver and the granting or performance of registration rights;

(6)   Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”

(7)   if such Affiliate Transaction is with any Person solely in its capacity as a holder of Indebtedness or Capital Stock of Gardner Denver or any of Gardner Denver’s Restricted Subsidiaries where such Person is treated no more favorably than any other holder of Indebtedness or Capital Stock of Gardner Denver or any of Gardner Denver’s Restricted Subsidiaries;

(8)   transactions effected pursuant to agreements in effect on the date of the indenture and any amendment, modification, or replacement to such agreement (so long as the amendment, modification or replacement is not disadvantageous to the holders of the exchange notes in any respect);

(9)   loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding; and

(10)        transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment and between a Receivables Subsidiary and Gardner Denver or any other Restricted Subsidiary.

Business Activities

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Gardner Denver and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

If Gardner Denver or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is a Wholly-Owned Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the date on which it was acquired or created, provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Gardner Denver and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Gardner Denver. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Payments for Consent

Gardner Denver will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the exchange notes unless such consideration is offered to be paid and is paid to all holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any exchange notes are outstanding, Gardner Denver will file with the Commission and provide to the trustee, within the time periods specified in the Commission’s rules and regulations:

(1)   all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Gardner Denver were required to file such reports; and

(2)   all current reports that would be required to be filed with the Commission on Form 8-K if Gardner Denver were required to file such reports.

All such reports will be prepared in all material respects in accordance with the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Gardner Denver’s consolidated financial statements by Gardner Denver’s independent registered public accounting firm. In addition, Gardner Denver will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within the time periods specified in the indenture.

If Gardner Denver has designated any of its Subsidiaries as Unrestricted Subsidiaries, then Gardner Denver will provide to the Trustee, together with the quarterly and annual financial information required by the preceding paragraph, a presentation in reasonable detail of the financial condition and results of operations of Gardner Denver and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Gardner Denver.

If, at any time, Gardner Denver is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Gardner Denver will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. Gardner Denver agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Gardner Denver’s filings for any reason, Gardner Denver will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Gardner Denver were required to file those reports with the Commission.

In addition, Gardner Denver and the Guarantors agree that, for so long as any exchange notes remain outstanding, at any time if they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)   default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the exchange notes whether or not prohibited by the subordination provisions of the indenture;

(2)   default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the exchange notes, whether or not prohibited by the subordination provisions of the indenture;

(3)   failure by Gardner Denver or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”

(4)   failure by Gardner Denver or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” for 30 days after notice to comply with such provisions;

(5)   failure by Gardner Denver or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

(6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Gardner Denver or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Gardner Denver or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7)   failure by Gardner Denver or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(8)   except as permitted by the indenture, any Subsidiary Guarantee of a Guarantor that is a Significant Subsidiary or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)   certain events of bankruptcy or insolvency described in the indenture with respect to Gardner Denver or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Gardner Denver, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding exchange notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the exchange notes notice of any continuing Default or Event of Default if it determines that withholding exchange notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of exchange notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest or Liquidated Damages, if any, or when due, no holder of a note may pursue any remedy with respect to the indenture or the exchange notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)   holders of at least 25% in aggregate principal amount of the outstanding exchange notes have requested the trustee to pursue the remedy;

(3)   such holders have offered the trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense;

(4)   the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)   holders of a majority in aggregate principal amount of the outstanding exchange notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the exchange notes then outstanding by written notice to the trustee may, on behalf of the holders of all of the exchange notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages on, or the principal of, the exchange notes.

Gardner Denver is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Gardner Denver is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Gardner Denver or any Subsidiary, as such, will have any liability for any obligations of Gardner Denver or the Guarantors under the exchange notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Gardner Denver may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)   the rights of holders of outstanding exchange notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such exchange notes when such payments are due from the trust referred to below;

(2)   Gardner Denver’s obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)   the rights, powers, trusts, duties and immunities of the trustee, and Gardner Denver’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Gardner Denver may, at its option and at any time, elect to have the obligations of Gardner Denver and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the exchange notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)   Gardner Denver must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the exchange notes, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding exchange notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Gardner Denver must specify whether the exchange notes are being defeased to such stated date for payment or to a particular redemption date;

(2)   in the case of Legal Defeasance, Gardner Denver shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Gardner Denver has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)   in the case of Covenant Defeasance, Gardner Denver shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Gardner Denver or any Guarantor is a party or by which Gardner Denver or any Guarantor is bound;

(5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Gardner Denver or any of its Subsidiaries is a party or by which Gardner Denver or any of its Subsidiaries is bound;

(6)   Gardner Denver must deliver to the trustee an officers’ certificate stating that the deposit was not made by Gardner Denver with the intent of preferring the holders of exchange notes over the other creditors of Gardner Denver with the intent of defeating, hindering, delaying or defrauding creditors of Gardner Denver or others; and

(7)   Gardner Denver must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the exchange notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the exchange notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding exchange notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes).

Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting holder):

(1)   reduce the principal amount of exchange notes whose holders must consent to an amendment, supplement or waiver;

(2)   reduce the principal of or change the final maturity of any note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the exchange notes (except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the then outstanding exchange notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the exchange notes;

(6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of exchange notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the exchange notes;

(7)   waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)   release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the exchange notes will require the consent of the holders of at least 75% in aggregate principal amount of exchange notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of exchange notes, Gardner Denver, the Guarantors and the trustee may amend or supplement the indenture, the exchange notes or the Subsidiary Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)   to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

(3)   to provide for the assumption of Gardner Denver’s or a Guarantor’s obligations to holders of exchange notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of Gardner Denver’s or such Guarantor’s assets, as applicable;

(4)   to make any change that would provide any additional rights or benefits to the holders of exchange notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)   to add additional Guarantees with respect to the exchange notes or release Guarantors from Subsidiary Guarantees as provided or permitted by the terms of the indenture; or

(7)   to conform the text of the indenture or the exchange notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the exchange notes.

The consent of the holders of the exchange notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of such proposed amendment. After an amendment becomes effective, Gardner Denver is required to mail to each registered holder of the exchange notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the exchange notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all exchange notes issued thereunder, when:

(1)	either:

(a)   all exchange notes that have been authenticated, except lost, stolen or destroyed exchange notes that have been replaced or paid and exchange notes for whose payment money has been deposited in trust and thereafter repaid to Gardner Denver, have been delivered to the trustee for cancellation; or

(b)   all exchange notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Gardner Denver or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the exchange notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)   no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Gardner Denver or any Guarantor is a party or by which Gardner Denver or any Guarantor is bound;

(3)   Gardner Denver or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)   Gardner Denver has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the exchange notes at maturity or the redemption date, as the case may be.

In addition, Gardner Denver must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Gardner Denver or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of exchange notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and Registration Rights Agreement without charge by writing to Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Exchange notes will be issued at the closing of this offering only upon surrender of original exchange notes.

The exchange notes initially will be represented by one or more exchange notes in registered, global form without interest coupons (the “Global Exchange Notes”). The Global Exchange Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for definitive exchange notes in registered certificated form (“Certificated Exchange Notes”) except in the limited circumstances described below. See “— Exchange of Global Exchange Notes for Certificated Exchange Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of exchange notes in certificated form.

Transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither we nor the initial purchasers take any responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organization (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either director or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)   upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Exchange Notes; and

(2)   ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Exchange Notes).

Investors in the Global Exchange Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Exchange Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the exchange notes, including the Global Exchange Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither us, the trustee, the initial purchasers nor any agent of ours or the trustee has or will have any responsibility or liability for:

(1)   any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment or such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfer between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Exchange Notes for exchange notes in certificated form, and to distribute such exchange notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the trustee, the initial purchasers and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Exchange Notes

A Global Note is exchangeable for Certificated Exchange Notes if:

(1)   DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2)   we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Exchange Notes; or

(3)   there has occurred and is continuing a Default or Event of Default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Exchange Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Exchange Notes delivered in exchange for any Global Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Exchange Notes for Global Exchange Notes

Certificated Exchange Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such exchange notes. See “Notice to Investors.”

Same Day Settlement and Payment

We will make payments in respect of the exchange notes represented by the Global Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Exchange Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Exchange Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the Global Exchange Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Exchange Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Exchange Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the original notes and the exchange notes. See “— Additional Information.”

Pursuant to the registration rights agreement entered into by us, the Guarantors and the initial purchasers, we and the Guarantors agreed to file with the Commission this Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes.

If:

(1)	we and the Guarantors are not:
(a) required to file the Exchange Offer Registration Statement; or

(b)   permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2)   any holder of Transfer Restricted Securities (as defined in the registration rights agreement) notifies us prior to the 20th business day following consummation of the Exchange Offer that:

(a)	it is prohibited by law or Commission policy from participating in the Exchange Offer;

(b)   it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)   it is a broker-dealer and owns exchange notes acquired directly from us or an affiliate of ours,

we and the Guarantors will file with the Commission a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the exchange notes by the holders of the exchange notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The registration rights agreement provides that:

(1)   we and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to the date that is 90 days after July 1, 2005;

(2)   we and the Guarantors will use all reasonable best efforts to have the Exchange Offer Registration Statement declared effective no later than date that is 150 days after July 1, 2005;

(3)   unless the Exchange Offer would not be permitted by applicable law or Commission policy, we and the Guarantors will:

(a)	commence the Exchange Offer; and

(b)   use all reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, exchange notes in exchange for all exchange notes tendered prior thereto in the Exchange Offer; and

(4)   if obligated to file the Shelf Registration Statement, we and the Guarantors will use all reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 105 days after such filing obligation arises; provided that in no event shall we and the Guarantors be required pursuant to this clause (4) to file the Shelf Registration Statement prior to 90 days after July 1, 2005 or to cause the Shelf Registration Statement to be declared effective by the Commission prior to 150 days after July 1, 2005. We may suspend use of the prospectus included in the Shelf Registration Statement for a period of time not to exceed 90 days in any 12 month period under certain circumstances.

If:

(1)   we and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2)   any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3)   we and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)   the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer

Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”),

then we and the Guarantors will pay Liquidated Damages to each holder of Transfer Restricted Securities. With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Liquidated Damages will be paid in an amount equal to a per annum rate of 0.25% on the principal amount of Transfer Restricted Securities.

The amount of the Liquidated Damages will increase by an additional per annum rate of 0.25% with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.00% per annum on the principal amount of Transfer Restricted Securities.

All accrued Liquidated Damages will be paid by us and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Exchange Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. We and the Guarantors will pay all accrued Liquidated Damages regardless of whether holders exchange their original exchange notes for exchange notes.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Governing Law

The indenture, the exchange notes and the Subsidiary Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than Gardner Denver or any Subsidiary of Gardner Denver) in which a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed an Affiliate of Gardner Denver or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or
(2)	the excess of:

(a)   the present value at such redemption date of (i) the redemption price of the note at May 1, 2009 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”), plus (ii) all required interest payments due on the note through May 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)   the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Gardner Denver and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)   the issuance of Equity Interests in any of Gardner Denver’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a sale or transfer of assets between or among Gardner Denver and its Restricted Subsidiaries;

(3)   an issuance of Equity Interests by a Restricted Subsidiary of Gardner Denver to Gardner Denver or to a Restricted Subsidiary of Gardner Denver;

(4)   the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;
(6)	the granting of Liens not otherwise prohibited by the indenture;

(7)   surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(8)   a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment; and

(9)   the sale or transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the Fair Market Value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for purposes of this clause (9), Investments received in exchange for the transfer of accounts receivable and related assets will be deemed to constitute cash if the Receivables Subsidiary or other payor is required to repay such Investments as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Gardner Denver entered into as part of a Qualified Receivables Transaction.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the exchange notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)   with respect to any other Person, the board or committee of such Person serving a similar function.

Unless the context otherwise requires, “Board of Directors” shall mean the board of directors of Gardner Denver.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or other equivalents (however designated);

(2)   In the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)   repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)   commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition;

(6)   marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(7)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Gardner Denver and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Gardner Denver;

(3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), directly or indirectly, becomes the Beneficial Owner of more than 50% of the Voting Stock of Gardner Denver, measured by voting power rather than number of shares; or

(4)   Gardner Denver consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Gardner Denver, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Gardner Denver or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Gardner Denver outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the exchange notes.

“Commission” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)   an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)   the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)   depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including the effect of inventory write-ups) (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Gardner Denver will be added to Consolidated Net Income to compute Consolidated Cash Flow of Gardner Denver only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Gardner Denver by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)   the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)   notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Tangible Assets” means, with respect to Gardner Denver as of any date, the aggregate of the assets of Gardner Denver and its Restricted Subsidiaries excluding goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense and any other assets properly classified as intangible assets in accordance with GAAP, as of such date on a consolidated basis, determined in accordance with GAAP. In the event that information relating to Consolidated Tangible Assets is not available as of any date, then the most recently available information will be utilized.

“Credit Agreement” means the Existing Credit Agreement as such credit agreement may be amended, restated, modified, renewed, refunded, replaced, or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including without limitation the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), synthetic leases or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Facilities; and

(2)   after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Gardner Denver as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the exchange notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Gardner Denver to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Gardner Denver may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Gardner Denver and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Gardner Denver that was formed under the laws of the United States or any state of the United States or the District of Columbia (other than a Restricted Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary of Gardner Denver).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private issuance or sale of Equity Interests (other than Disqualified Stock) of Gardner Denver.

“Existing Credit Agreement” means the second amended and restated credit agreement dated as of September 1, 2004 among Gardner Denver, the non-Domestic Subsidiaries party thereto, the institutions who are or may become party thereto (the “Lenders”) and J.P. Morgan Securities Inc., as Administrative Agent for the Lenders, providing for a revolving credit facility, a letter of credit facility and a term loan facility, including any related exchange notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Existing Indebtedness” means any and all Indebtedness of Gardner Denver and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Gardner Denver (unless otherwise provided in the indenture); provided that no such determination shall be required to be made by the Board of Directors in respect of any transaction (or series of related transactions) which involves, in the good faith determination of an officer of Gardner Denver, less than $1.0 million.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act but also giving pro forma effect to Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)   any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of twelve months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)   any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; provided that if such Person has not assumed, Guaranteed or otherwise became liable for the Indebtedness secured by such Lien, the amount of Indebtedness shall be deemed not to exceed the Fair Market Value of the assets subject to such Lien; plus

(4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Gardner Denver (other than Disqualified Stock) or to Gardner Denver or a Restricted Subsidiary of Gardner Denver, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

“Government Securities” means Cash Equivalents of the type described in clause (2) of the definition thereof with maturities of no more than one month from the date of acquisition or money market funds at least 95% of the assets of which constitute Cash Equivalents of such type.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)   Gardner Denver’s direct and indirect Domestic Subsidiaries that are Wholly-Owned Subsidiaries, other than Immaterial Subsidiaries, existing on the date of the indenture; and

(2)   any other Subsidiary of Gardner Denver that executes a Subsidiary Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, (i) any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent twelve-month period do not exceed $100,000, provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary under this clause (i) if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Gardner Denver; or (ii) any Restricted Subsidiary the sole assets of which are Equity Interests in Foreign Subsidiaries of Gardner Denver, provided that (x) the total liabilities (excluding tax liabilities and Indebtedness owed to Gardner Denver or any Guarantor) of such Restricted Subsidiary as of that date are less than $100,000 and (y) such Restricted Subsidiary has no operations other than the holding of such Equity Interests.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)   representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing the net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Initial Purchasers” means Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Harris Nesbitt Corp., NatCity Investments, Inc., Mitsubishi Securities International plc, Piper Jaffray & Co. and Scotia Capital (USA) Inc.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations, other than advances to customers in the ordinary course of business that are recorded as accounts receivable), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Gardner Denver or any Subsidiary of Gardner Denver sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Gardner Denver such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Gardner Denver, Gardner Denver will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Gardner Denver’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Gardner Denver or any Subsidiary of Gardner Denver of a Person that holds an Investment in a third Person will be deemed to be an Investment by Gardner Denver or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell, give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated March 8, 2005, among Gardner Denver, PT Acquisition Corporation and Thomas Industries Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)   any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)   any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Gardner Denver or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)   as to which neither Gardner Denver nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness, other than the pledge of stock of an Unrestricted Subsidiary), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the exchange notes) of Gardner Denver or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Gardner Denver or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including without limitation, reimbursement for legal fees and expenses), damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any of the lines of business (x) conducted by Gardner Denver and its Subsidiaries on the date of the indenture and any businesses similar, related, incidental, complementary or ancillary thereto or that constitutes a reasonable extension or expansion thereof or (y) that constitutes an industrial manufacturing-related business;

“Permitted Investments” means:

(1)	any Investment in Gardner Denver or in a Restricted Subsidiary of Gardner Denver;
(2)	any Investment in Cash Equivalents;

(3)   any Investment by Gardner Denver or any Restricted Subsidiary of Gardner Denver in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Gardner Denver; or

(b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Gardner Denver or a Restricted Subsidiary of Gardner Denver;

(4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”

(5)   any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Gardner Denver;

(6)   any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Gardner Denver or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)   Investments represented by Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation;

(8)   loans or advances to employees made in the ordinary course of business of Gardner Denver or the Restricted Subsidiary of Gardner Denver in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the exchange notes;

(10)        receivables owing to Gardner Denver or any Restricted Subsidiary created in the ordinary course of business;

(11)        payroll, travel and similar advances that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(12)	Investments in existence on the date of the indenture;

(13)        other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed the greater of (x) $25.0 million and (y) 3.5% of Consolidated Tangible Assets; and

(14)        (i) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by the Receivables Subsidiary to effect such Qualified Receivables Transaction and (ii) any other Investment by Gardner Denver or a Restricted Subsidiary of Gardner Denver in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Gardner Denver entered into as part of a Qualified Receivables Transaction.

“Permitted Junior Securities” means:

(1)	Equity Interests in Gardner Denver or any Guarantor; or

(2)   debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the exchange notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1)   Liens on assets of Gardner Denver or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2)	Liens in favor of Gardner Denver or the Guarantors;

(3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Gardner Denver or any Subsidiary of Gardner Denver; provided that such Liens were not created in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Gardner Denver or the Subsidiary;

(4)   Liens on property (including Capital Stock) existing at the time of acquisition of the property by Gardner Denver or any Subsidiary of Gardner Denver; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)   Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business or good faith deposits in connection with bids, tenders, contracts or leases to which Gardner Denver or any Restricted Subsidiary is a party;

(10)        Liens created for the benefit of (or to secure) the original notes or the exchange notes (or the Subsidiary Guarantees);

(11)        Liens to secure any Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien and which is permitted to be incurred under the indenture; provided, however, that:

(a)   the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)   the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such extension, refinancing, renewal, replacement, defeasance or refunding;

(12)        Liens arising out of judgments, decrees, orders or awards not giving rise to a Default in respect of which Gardner Denver shall in good faith be prosecuting on appeal or proceeding for review, which appeal or proceeding shall not have been finally terminated or if the period within such appeal or proceeding may be initiated shall not have expired;

(13)        Liens securing Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation;

(14)        Liens on assets of Foreign Subsidiaries of Gardner Denver securing Indebtedness of Foreign Subsidiaries of Gardner Denver;

(15)        Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and

(16)        Liens incurred in the ordinary course of business of Gardner Denver or any Subsidiary of Gardner Denver with respect to obligations that do not exceed $20.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Gardner Denver or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Gardner Denver or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted

Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the exchange notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the exchange notes on terms at least as favorable, taken as a whole, to the holders of exchange notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)   such Indebtedness is incurred either by Gardner Denver or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means operating expense reductions with respect to an Investment, acquisition, disposition, merger or consolidation that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within twelve months following any such transaction, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval by the Board of Directors of Gardner Denver of any closing) of any facility, as applicable; provided that any such adjustments are set forth in a certificate signed by Gardner Denver’s chief financial officer and delivered to the trustee that states (a) the amount of such adjustment or adjustments, (b) that such adjustment or adjustments are based on the reasonable good faith belief of the officer executing such certificate at the time of such execution and (c) that any related incurrence of Indebtedness is permitted pursuant to the indenture.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Gardner Denver or any of its Restricted Subsidiaries pursuant to which Gardner Denver or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by Gardner Denver or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Gardner Denver or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of Gardner Denver which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Gardner Denver (as provided below) as a Receivables Subsidiary:

(1)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a)   is guaranteed by Gardner Denver or any other Restricted Subsidiary of Gardner Denver (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

(b)   is recourse to or obligates Gardner Denver or any other Restricted Subsidiary of Gardner Denver in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction; or

(c)   subjects any property or asset of Gardner Denver or any other Restricted Subsidiary of Gardner Denver (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2)   with which neither Gardner Denver nor any other Restricted Subsidiary of Gardner Denver has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Gardner Denver or such other Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Gardner Denver, other than customary fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)   with which neither Gardner Denver nor any other Restricted Subsidiary of Gardner Denver has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors of Gardner Denver will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Gardner Denver giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the registration rights agreement dated as of May 4, 2005 among Gardner Denver, the Guarantors and the Initial Purchasers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Senior Debt” means:

(1)   all Indebtedness of Gardner Denver or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)   any other Indebtedness of Gardner Denver or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the exchange notes or any Subsidiary Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding clauses (1), (2) and (3), Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Gardner Denver;

(2)   any intercompany Indebtedness of Gardner Denver or any of its Subsidiaries to Gardner Denver or any of its Affiliates;

(3)	any trade payables;
(4)	the portion of any Indebtedness that is incurred in violation of the indenture; or

(5)   Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Code.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture or, if later, the date of incurrence of such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of Gardner Denver’s payment obligations under the indenture and on the exchange notes, executed pursuant to the provisions of the indenture.

“Thomas Industries Acquisition” means the acquisition by Gardner Denver of Thomas Industries Inc. pursuant to the Merger Agreement.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2009; provided, however, that if the period from the redemption date to May 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Gardner Denver that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1)   after giving effect to such designation and any repayments or amendments of Indebtedness in connection therewith, has no Indebtedness other than Non-Recourse Debt;

(2)   except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Gardner Denver or any Restricted Subsidiary of Gardner Denver unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Gardner Denver or such Restricted Subsidiary, taken as a whole, than those that might be obtained at the time from Persons who are not Affiliates of Gardner Denver;

(3)   is a Person with respect to which neither Gardner Denver nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)   after giving effect to such designation and any releases of guarantees in connection therewith, does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of Gardner Denver or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Gardner Denver as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a board resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Gardner Denver as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Gardner Denver will be in default of such covenant. The Board of Directors of Gardner Denver may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Gardner Denver of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of Gardner Denver all the Capital Stock of which (other than directors’ qualifying shares) is owned by Gardner Denver or another Wholly-Owned Subsidiary.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of the material U.S. federal income and, in the case of non-U.S. holders (as defined below), certain estate tax consequences relating to (i) the exchange of the original notes for the exchange notes pursuant to the exchange offer and (ii) the ownership and disposition of the exchange notes as of the date hereof. This summary is generally limited to holders that exchange original notes for exchange notes, held the original notes, and will hold the exchange notes, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and that purchased the original notes at the “issue price” as defined in Section 1273 of the Code (which for this purpose is the first price at which a substantial amount of the notes is sold to the public for money, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers). This summary does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, certain former citizens or residents of the United States, partnerships, S corporations or other pass-through entities, holders whose functional currency is not the U.S. dollar and persons that hold the exchange notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The U.S. federal income tax consequences described below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) all as in effect on the date hereof and, all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of an exchange note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an exchange note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the exchange notes.

This summary does not address the tax consequences arising under any state, local or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws (except as set forth below with respect to certain U.S. federal estate tax consequences to non-U.S. holders).

Holders of the exchange notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S.  federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Exchange Offer

The exchange of the original notes for the exchange notes will not constitute a taxable exchange. Accordingly, (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s original notes; (2) the holding period of the exchange notes will include the holding period of the original notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the original notes exchanged therefor immediately before such exchange.

U.S. Holders

Payments of interest

A U.S. holder will be required to recognize as ordinary income any interest received or accrued on the exchange notes, in accordance with the U.S. holder’s regular method of tax accounting.

Additional amounts

We believe that the likelihood that additional amounts will become payable due to a failure to register the exchange notes is remote. See “Description of Exchange Notes—Registration Rights; Liquidated Damages.” Accordingly, we intend to take the position that if such additional amounts become payable, such amounts will be taxable to a U.S. holder as ordinary income in accordance with such holder’s method of accounting for U.S. federal income tax purposes. The IRS, however, may take a different position, that could affect the timing of both a holder’s recognition of income and the availability of our deduction with respect to such additional amounts and may cause gain from the sale or other disposition of the exchange notes to be treated as ordinary income.

Sale, redemption, exchange or other taxable disposition of the exchange notes

A U.S. holder generally will recognize capital gain or loss on the sale, redemption, exchange or other taxable disposition of an exchange note. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than redemption proceeds attributable to accrued interest) and the holder’s adjusted tax basis in the exchange note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the exchange note. The holder’s adjusted tax basis is generally the U.S. holder’s cost therefor. The portion of any redemption proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. holder on a disposition of the exchange note will be long-term capital gain or loss if the holder held the exchange note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Generally, U.S. holders will be subject to information reporting on payments of interest on the exchange notes and the proceeds from a sale or other disposition of the exchange notes. Unless a U.S. holder is an exempt recipient such as a corporation, a backup withholding tax (currently at a rate of 28%) may apply to such payments if the U.S. holder:

•	fails to furnish a taxpayer identification number (“TIN”) within a reasonable time after a request therefor,
•	furnishes an incorrect TIN,
•	is notified by the IRS that it failed to report interest or dividends properly, or
•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

Payments of interest

Interest paid on an exchange note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;
•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;
•	is not a bank that acquired the exchange notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and
•

either (a) provides a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address and certifies as to non-United States status in compliance with applicable law and regulations, or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for exchange notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% U.S. federal withholding tax unless such holder provides us with a properly executed IRS Form W-8BEN claiming an exemption from (or a reduction of) withholding under the benefit of a treaty.

If interest on an exchange note is effectively connected with a trade or business by a non-U.S. holder, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and such holder’s country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S.

holder in the United States and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In the case of a non-U.S. holder that is a corporation, effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, redemption, exchange or other taxable disposition of the exchange notes

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or other disposition (including a redemption) of an exchange note unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or
•

the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States by the non-U.S. holder.

Information Reporting and Backup Withholding

Information reporting

The payment of interest to a non-U.S. holder is generally not subject to information reporting on IRS Form 1099 if applicable certification requirements (for example, by delivering a properly executed IRS Form W-8BEN) are satisfied. The payment of proceeds from the sale or other disposition of the exchange notes by a broker to a non-U.S. holder is generally not subject to information reporting if:

•

in the case where the sale or other disposition of the exchange notes is effected through the U.S. office of a broker, the beneficial owner of the exchange notes certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption; or

•	in the case where the sale or other disposition of the exchange notes is effected outside the United States by a foreign office, unless the broker is:
•	a U.S. person;
•	a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;
•	a controlled foreign corporation for U.S. federal income tax purposes; or
•	a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of interest payment on the exchange notes. This information may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or other agreement.

Backup withholding

Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of exchange notes is subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States will not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding does not apply when any other provision of the Code requires withholding. For example, if interest payments are subject to the withholding tax described above under “Payments of Interest,” backup withholding will not also be imposed. Thus, backup withholding may be required on payments subject to information reporting, but not otherwise subject to withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

U.S. Estate Tax

Exchange notes held, or treated as held, by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, at the time of death will not be included in the decedent’s gross estate for U.S. federal estate tax purposes, provided that, at the time of death, the non-U.S. holder does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and provided that, at the time of death, payments with respect to such exchange notes would not been effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder.

THE U.S. FEDERAL INCOME AND ESTATE TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

The exchange offer is not being made to, nor will we accept surrenders of original notes for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of Gardner Denver within the meaning of Rule 405 under the Securities Act; or
•	a broker-dealer.

All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period ending upon the earlier of (i) 180 days after the date of this prospectus or (ii) the date broker-dealers are no longer required to deliver a prospectus in connection with resales, subject to extension under limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the original notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.

Any broker-dealer that held original notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of original notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the original notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Gardner Denver, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that Gardner Denver, Inc. acquired Nash Elmo on September 1, 2004, and management excluded from its assessment of the effectiveness of the Gardner Denver, Inc.’s internal control over financial reporting as of December 31, 2004, Nash Elmo’s internal control over financial reporting. Total assets related to Nash Elmo as of December 31, 2004 of $331 million and revenues for the four-month period subsequent to the acquisition (September 1 – December 31, 2004) of $84 million were included in the consolidated financial statements of Gardner Denver, Inc. and subsidiaries as of and for the year ended December 31, 2004. The audit of internal control over financial reporting of Gardner Denver, Inc. also excluded an evaluation of the internal control over financial reporting of Nash Elmo.

The consolidated financial statements of Thomas Industries Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report, and are incorporated in this prospectus by reference from our Current Report on Form 8-K filed on July 1, 2005, as amended September 19, 2005.

INTERIM AND PRO FORMA FINANCIAL STATEMENTS

The consolidated financial statements of Gardner Denver, Inc. as of June 30, 2005 and June 30, 2004 and for each of the six month periods ended June 30, 2005 and 2004 are incorporated in this prospectus by reference from our Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2005. The consolidated financial statements of Thomas Industries Inc. as of June 30, 2005 and 2004, and for each of the six month periods ended June 30, 2005 and 2004 are incorporated in this prospectus by reference from our Current Report on Form 8-K filed on July 1, 2005, as amended September 19, 2005.

Our pro forma consolidated financial statements, giving effect to the Thomas Industries acquisition, as of December 31, 2004, and for the year ended December 31, 2004, and as of June 30, 2005, and for the six month period ended June 30, 2005 are incorporated in this prospectus by reference from our Current Report on Form 8-K filed on July 1, 2005, as amended September 19, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may obtain a copy of any of these documents at no cost by writing or telephoning us at the following address:

Gardner Denver, Inc.

1800 Gardner Expressway

Quincy, Illinois 62305

Attention: Investor Relations

Phone: (217) 222-5400

www.gardnerdenver.com

(All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.)

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

In order to receive timely delivery of requested documents in advance of the expiration date, you should make your request no later than October 20, 2005.

Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “GDI.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will file with the SEC (unless the SEC will not accept such a filing) all quarterly and annual reports that would be required to be filed with the SEC Forms 10-Q and 10-K, if we were required to file such reports.

Offer to Exchange

$125,000,000 8% Senior Subordinated Notes due 2013

for $125,000,000 8% Senior Subordinated Notes due 2013

that have been registered under the Securities Act of 1933

September 29, 2005